EXHIBIT 99.1

COMTEX NEWS NETWORK, INC.
                                     Release:  IMMEDIATE
                                     For:  Comtex News Network
  Contact:  Amber Gordon                 (Symbol:  CMTX)
            703-820-2000


    COMTEX REPORTS 3rd QUARTER FISCAL 2003 FINANCIAL RESULTS

ALEXANDRIA, VA, May 15, 2003 - Comtex News Network, Inc., (OTC
BB: CMTX), a business-to-business provider of electronic real-time news and information, today announced third quarter fiscal
2003 financial results.

     For the quarter ended March 31, 2003, the Company's revenues were $2.3 million, the operating loss was $141,000 and the net loss was $168,000, or a $0.01 loss per share. Earnings before interest expense, interest and other income, income taxes, stock-based compensation and depreciation and amortization ("EBITDA") were $163,000. For the third quarter of the prior fiscal year, revenues were $2.9 million, the operating loss was $463,000 and the net loss was $484,000, or a $0.04 loss per share. For the quarter ended March 31, 2002, EBITDA was a negative $165,000.
The increase in EBITDA for the quarter is due to reduced operating expenses, primarily professional fees related to a lawsuit in the prior year quarter.

     Revenues for the nine months ended March 31, 2003 were $7.1 million, the operating loss was $66,000 and the net loss was $164,000, or a $0.01 loss per share. Revenues for the prior year nine-month period were $9.6 million, the operating loss was $349,000 and the net loss was $411,000, or a loss of $0.04 per share. EBITDA for the nine-month period ended March 31, 2003 was $848,000 compared to $459,000 for the prior year nine-month period. The increase in EBITDA for the nine-month period, which was partially offset by decreased revenues and gross profit margins, is primarily the result of accrued cost recovery related to a lawsuit in the prior year period and decreased operating expenses.

     Steve Ellis, Comtex's Chairman of the Board, said, "Several weeks ago, we appointed a new president and CEO to the Company, Raymond P. Capece. The development of a new vision for Comtex is underway, in which returning the Company to profitability is a paramount goal." He noted, "While we target new growth for the company, operating costs nevertheless must be brought into line with current revenue levels. It is key that we keep this goal in mind, while allowing for some of the interim expenses that accompany this sort of re-structuring."

     Mr. Ellis concluded, "Comtex has maintained the high quality of its products and its leadership role in the field of electronic real-time news, in spite of market and fiscal challenges. We appreciate our clients' and stockholders' continued support of Comtex, while we build a stronger and more exciting company."

     Comtex News Network, Inc. is a leading real-time news aggregator and distributor reaching millions of readers through more than 1,000 websites and applications throughout the world. Comtex is a one-stop shop for real-time news and content products used in applications serving the needs of the financial services industry, individual and institutional investors, corporate information markets, consumer websites and government and association markets. Comtex maximizes publisher value for more than 70 of the most recognized news agencies in the world by increasing their reach into high value applications and by generating additional revenue. Comtex utilizes more than 20 years of news aggregation and distribution expertise and market-leading technology to enhance each customer's business model. Headquartered in Alexandria, VA, Comtex can be found on the Web at http://www.comtexnews.net.

                               Comtex News Network, Inc.
                                Selected Financial Data
                                    (unaudited)
                   (amounts in $000's, except per share amounts)

                                      Three Months              Nine Months
                                     Ended March 31,          Ended March 31,
                                 -----------------------------------------------
                                     2003       2002          2003       2002
                                     ----       ----          ----       ----
Revenues                           $   2,287    $ 2,902      $ 7,149    $ 9,564
Operating Income (Loss)                 (141)      (463)         (66)      (349)
Net Income (Loss)                  $    (168)   $  (484)     $  (164)   $  (411)
                                 -----------------------------------------------
Net Income (Loss) Per Share
     Basic                         $   (0.01)   $ (0.04)     $ (0.01)   $ (0.04)
                                 -----------------------------------------------
     Diluted                       $   (0.01)   $ (0.04)     $ (0.01)   $ (0.04)
                                 -----------------------------------------------

Weighted Avg. # Shares:
     Basic                            13,227     11,659       13,170     10,768
                                 -----------------------------------------------
     Diluted                          13,227     11,659       13,170     10,768
                                 -----------------------------------------------

Reconciliation to EBITDA:
 Operating Income (Loss)           $    (141)   $  (463)     $  (66)    $  (349)
 Stock-based compensation                  0          0           2           7
 Depreciation &                          304        298         911         801
   Amortization                  -----------------------------------------------
 EBITDA                            $     163    $  (165)     $  848     $   459

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Please Note:  EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also note, except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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